NEWS RELEASE
CONTACTS:
Chuck McArthur, President and CEO
cmcarthur@ufeonline.com
432-571-8000
FOR IMMEDIATE RELEASE
Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL & ENERGY AND SC FUELS TO JOIN FORCES

•	United Fuel to acquire the cardlock operations of SC Fuels

•	Frank Greinke to serve as Chairman of the Board

•	Provides United Fuel the critical mass to take the Company to next level of growth

•	Acquisition will be accretive in 2007 & 2008

•	Expands presence into attractive West Coast markets

•	Conference call scheduled for today at 2:00 pm Eastern Time

Midland, Texas – September 17, 2007 – United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the markets of the southwestern and south central U.S., today announced that it has entered into a definitive purchase agreement to acquire Cardlock Fuels System, Inc., the cardlock operations of SC Fuels. Based in California, SC Fuels is privately owned by Frank Greinke, who has built one of the largest petroleum distributors in the Western U.S. SC Fuels operates 23 unattended fueling facilities throughout Southern California and has currently issued over 43 thousand fleet fuel cards. For the unaudited trailing twelve months ending June 30, 2007, SC Fuels’ cardlock operations generated approximately $200 million of revenue, $3.4 million of net income (assuming a tax rate of 44%) and $7.4 million of EBITDA. EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this release.

As consideration for the acquisition, United Fuel will issue approximately 24.6 million shares of United Fuel & Energy common stock to Frank Greinke at a price of $1.50 per share, which gives him approximately 51.5% ownership in the Company. We expect that this transaction will result in accretion to earnings of approximately $0.14 per share on the incremental shares issued, based on trailing twelve month results. The shares will carry certain limitations on voting and selling for two years after the closing of the transaction. As part of the combination of the companies, Greinke has agreed to serve as the Chairman of the Board of Directors of United Fuel & Energy.

The transaction is expected to close within the next 45 days and is subject to the approval of United Fuel’s Board of Directors and Series A preferred shareholders and to other closing conditions, including the completion of United Fuel’s previously announced restatement of certain of its historical financial statements and the satisfaction of each party with the results of its respective due diligence investigation.

SC Fuels was established in 1930 and purchased by the late Frank H. Greinke in 1965. The first commercial cardlock station in the United States was opened by Frank H. Greinke in 1972. Since 1989, SC Fuels has been led by Frank P. Greinke, who will be the sole owner of the newly issued United Fuel & Energy common stock, once the transaction is completed.

Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer stated, “This acquisition is a significant milestone for United Fuel because it will give us the critical mass we need to take the Company to the next level of growth. By combining with SC Fuel’s cardlock operations, United Fuel will expand its operations in the Western U.S. and be positioned to further increase operating efficiencies due to our larger size. We expect the transaction will increase our sales volumes and revenues by over 50% and to be accretive to earnings. Under Frank Greinke’s outstanding leadership, SC Fuel’s cardlock operations have been exceedingly successful and will provide United Fuel a strong and profitable foothold in the California market.

“Once the transaction is closed, Frank Greinke will join United Fuel as Chairman of the Board,” added McArthur. “I believe that the willingness of an industry leader such as Frank Greinke to join our team and take a majority shareholder position in the Company is an exciting endorsement of our business strategy. In addition, Frank has requested, and I have agreed, to extend my employment contract to remain as President and Chief Executive Officer of United Fuel for at least the next three years. The board of directors and I look forward to benefiting from Frank’s many years of experience in the fuel distribution business as together we take United Fuel to the next stage. Our goal is to continue to grow through a combination of organic and acquisition initiatives, with the objective of continuing to use our stock to make accretive transactions.”

Frank Greinke stated, “We are pleased to have this opportunity to merge SC Fuels’ experience and success in the petroleum distribution business with United Fuel’s expertise in the public capital markets. This combination of great companies gives our Cardlock Fuel employees the ability to participate in the future growth and dynamic consolidation expected in the fuel distribution business. We are also excited about establishing a strategic alliance between SC Fuels and United Fuel to benefit both companies and our customers. I look forward to an active role on the Board of Director’s as its new Chairman.”

Conference Call

United Fuel will host a conference call to discuss the acquisition at 2:00 p.m. Eastern (1:00 p.m. Central) today, Monday, September 17, 2007. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2130 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through September 24, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11097520#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About SC Fuels

Established in 1930 as Southern Counties Oil Co., SC Fuels is one of the oldest and largest petroleum distributors on the West Coast. Serving over 35,000 customers annually, SC Fuels delivers commercial bulk fuels, wholesale branded fuels and alternative fuels at competitive pricing. SC Fuels also is a leading provider of commercial cardlocks (which are to be sold in the transaction), automated fuel purchasing and management systems used by customers in the transportation industry. With gasoline and cardlock locations throughout Southern California and customer issued cards that can be used at 185,000 sites nationwide, the company helps customers improve control and accountability, reduce expenses and create convenience. The multi-faceted company also provides mobile on-site fueling services designed to save customers time and money by directly fueling customer vehicles and equipment on-site during off-use hours.

About United Fuel & Energy

United Fuel & Energy, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which is the Eddins-Walcher Company. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

This press release contains forward-looking statements based on current United Fuel management expectations. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement, the inability to complete the acquisition due to the failure to obtain United Fuel’s Board of Directors approval or Series A preferred shareholder approval or the failure to satisfy other conditions to the completion of the acquisition, weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties that are set forth in the “Risk Factors” section of United Fuel’s SEC filings. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Reconciliation of Cardlock Fuels System’s EBITDA for the trailing twelve months ended June 30, 2007 to Net Income for the same period:

EBITDA	$7.4 million
Less:
Depreciation and Amortization	$0.8 million
Interest Expense	$0.6 million
Income Tax Expense	$2.6 million
Net Income	$3.4 million

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